As filed with the Securities and Exchange Commission on October 1, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3671221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Science Park New Haven, Connecticut	06511
(Address of principal executive offices)	(Zip Code)

Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, as Amended and Restated

(Full title of the plan)

Alan Kessman, Chief Executive Officer

Vion Pharmaceuticals, Inc.

4 Science Park

New Haven, Connecticut 06511

(Name and address of agent for service)

(203) 498-4210

(Telephone number, including area code of agent for service)

Copy to:

Paul Jacobs, Esq.

Lawrence A. Spector, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Telephone (212) 318-3000

Fax (212) 318-3400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1) (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.01 par value per share	3,089,911 (4)	$0.75	$2,317,433.25	$71.15
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover an additional indeterminable number of shares of common stock which become issuable under the above-named plan by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)

All shares of common stock of the Registrant carry rights to purchase additional shares of the Registrant’s common stock, par value $0.01 per share under the Registrant’s Stockholder Rights Plan adopted October 15, 1998, as amended. Such purchase rights are attached to and trade with the common stock. Value attributable to such rights, if any, is reflected in the market price of the common stock.

(3)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, based upon $0.75 the average of the high and low sales prices of the Registrant’s common stock, as reported on the Nasdaq Capital MarketSM on September 28, 2007.

(4)

Represents (i) 3,000,000 shares of Common Stock authorized for future issuance under the Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, as Amended and Restated, effective June 26, 2007 (the “Plan”); and (ii) 89,911 shares of Common Stock that were issuable upon exercise of options granted under the Registrant's 2003 Stock Option Plan, which options have been forfeited and transferred to the Plan.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Vion Pharmaceuticals, Inc. (“Vion” or the “Company”) for the purpose of registering additional shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan (the “Plan”), as amended and restated, which are the same class of securities as those registered under the currently effective Registration Statement on Form S-8 (Registration No. 333-129746) relating to the Plan, filed on November 16, 2005 (the “Prior Registration Statement”), and the contents of such Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. 7,441,907 shares of Common Stock were registered for issuance under the Plan pursuant to the Prior Registration Statement.

On June 26, 2007, the shareholders of the Company approved an amendment to the Plan that increased the number of shares of Common Stock available for issuance under the Plan by 3,000,000 to 10,531,818. This Registration Statement registers (i) the 3,000,000 additional shares of Common Stock authorized for issuance pursuant to awards made under the Plan as a result of the June 26, 2007 amendment to the Plan and (ii) 89,911 shares of Common Stock that were issuable upon exercise of options granted under the Company's 2003 Stock Option Plan, which options have been forfeited and transferred to the Plan to date (in each case subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events). Thus, upon effectiveness of this Registration Statement 10,531,818 shares of Common Stock will be registered for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Vion Pharmaceuticals, Inc. (“Vion,” the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference into this Registration Statement:

•	Vion’s annual report on Form 10-K for the year ended December 31, 2006;
•	Vion’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, respectively;
•

Vion’s current reports on Form 8-K filed on January 17, 2007, January 25, 2007, February 15, 2007, February 20, 2007, March 23, 2007, April 11, 2007, May 23, 2007, as amended by the Form 8-K/A filed on May 25, 2007, June 5, 2007, June 11, 2007, June 28, 2007, as amended by the Form 8-K/A filed on June 29, 2007, August 15, 2007, August 16, 2007 and September 19, 2007 and the Form 8-K/A filed on February 14, 2007 and Item 8.01 of the Form 8-K filed on August 10, 2007;

•	The description of Vion’s common stock contained in Item 1 of Vion’s registration statement on Form 8-A, dated July 31, 1995;
•

The rights agreement, dated as of October 26, 1998, included as Exhibit 4.1 to Vion’s current report on Form 8-K filed on October 26, 1998, as amended by amendment No. 1 thereto, included as Exhibit 4.1 to Vion’s current report on Form 8-K filed on August 16, 2004; and

•	Vion’s registration statement on Form 8-A, filed on October 26, 1998, as amended by amendment No. 1 thereto on Form 8-A/A, filed on August 16, 2004.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Because Vion is incorporating by reference its future filings with the SEC, this Registration Statement is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this Registration Statement. This means that you must look at all of Vion’s filings with the Commission that are incorporated by reference to determine if any of the statements in this Registration Statement or in any document previously incorporated by reference have been modified or superseded.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description
5.1	Opinion of Fulbright & Jaworski L.L.P.
10.1	Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, as amended and restated*
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in signature page)
*	Incorporated by reference to Vion’s quarterly report on Form 10-Q, for the quarter ended June 30, 2007.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the a gregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each fling of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act f 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on October 1, 2007.

VION PHARMACEUTICALS, INC.
By:	/s/ Howard B. Johnson
Howard B. Johnson President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ALAN KESSMAN, HOWARD B. JOHNSON AND KAREN SCHMEDLIN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Miller	Chairman of the Board of Directors	October 1, 2007
William R. Miller

/s/ Alan Kessman	Chief Executive Officer (Principal Executive Officer)	October 1, 2007
Alan Kessman

/s/ Howard B. Johnson	President and Chief Financial Officer (Principal Financial Officer)	October 1, 2007
Howard B. Johnson

/s/ Karen Schmedlin	VP Finance and Chief Accounting Officer (Principal Accounting Officer)	October 1, 2007
Karen Schmedlin

/s/ George Bickerstaff	Director	October 1, 2007
George Bickerstaff

/s/ Stephen K. Carter, M.D.	Director	October 1, 2007
Stephen K. Carter, M.D.

/s/ Alan C. Sartorelli, Ph.D.	Director	October 1, 2007
Alan C. Sartorelli, Ph.D.

Signature	Title	Date

/s/ Ian Williams, D. Phil.	Director	October 1, 2007
Ian Williams, D. Phil.

/s/ Gary K. Willis	Director	October 1, 2007
Gary K. Willis

/s/ Kevin Rakin	Director	October 1, 2007
Kevin Rakin

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Fulbright & Jaworski L.L.P.
10.1	Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan, as amended and restated*
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in signature page)
*	Incorporated by reference to Vion’s quarterly report on Form 10-Q, for the quarter ended June 30, 2007.